SCHEDULE II

Oppenheimer Large Cap Revenue ETF

(f/k/a RevenueShares Large Cap Fund)

Oppenheimer Mid Cap Revenue ETF

(f/k/a RevenueShares Mid Cap Fund)

Oppenheimer Small Cap Revenue ETF

(f/k/a RevenueShares Small Cap Fund)

Oppenheimer Financials Sector Revenue ETF

(f/k/a RevenueShares Financials Sector Fund)

Oppenheimer Ultra Dividend Revenue ETF

(f/k/a RevenueShares Ultra Dividend Fund)

Oppenheimer ESG Revenue ETF

Oppenheimer Global ESG Revenue ETF

Oppenheimer Global Revenue ETF

Oppenheimer International Revenue ETF

Oppenheimer Emerging Markets Revenue ETF

Oppenheimer Russell 1000 Momentum Factor ETF

Oppenheimer Russell 1000 Value Factor ETF

Oppenheimer Russell 1000 Low Volatility Factor ETF

Oppenheimer Russell 1000 Size Factor ETF

Oppenheimer Russell 1000 Quality Factor ETF

Oppenheimer Russell 1000 Yield Factor ETF

Oppenheimer Russell 1000 Dynamic Multifactor ETF

Oppenheimer Russell 2000 Dynamic Multifactor ETF